EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors
TriQuint Semiconductor, Inc.:

    We consent to incorporation by reference in the registration statements (Nos. 333-75464, 333-02166, 333-08891, 333-08893, 333-31585, 333-48883, 333-66707, 333-74617, 333-81273, 333-39730, 333-39732) on Form S-8 and the registration statement (No. 333-36112) on Form S-3 of TriQuint Semiconductor, Inc. of our report dated January 31, 2001, relating to the consolidated balance sheets of TriQuint Semiconductor, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report appears in the December 31, 2000 Annual Report on Form 10-K of TriQuint Semiconductor, Inc.

                      /s/ KPMG LLP

Portland, Oregon
March 28, 2001